EXHIBIT 99.1

FY 2016 Q1 Earnings Release Conference Call Transcript

May 10, 2016

This transcript is furnished by Snyder’s-Lance, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. Snyder’s-Lance, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

CORPORATE PARTICIPANTS

Kevin Powers Snyder’s-Lance, Inc. - Senior Director, IR

Carl Lee Snyder’s-Lance, Inc. - President, CEO, and Director

Rick Puckett Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

CONFERENCE CALL PARTICIPANTS

Bill Chappell SunTrust Robinson Humphrey - Analyst

Brett Hundley BB&T Capital Markets - Analyst

Amit Sharma BMO Capital Markets - Analyst

Akshay Jagdale Jefferies LLC - Analyst

Michael Gallo CL King & Associates - Analyst

Mario Contreras Deutsche Bank - Analyst

Matt Errico DA Davidson & Co. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Snyder’s-Lance first-quarter 2016 financial results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will be given at that time. (Operator Instructions). As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Mr. Kevin Powers, Senior Director, Investor Relations. Sir, you may begin.

Kevin Powers - Snyder’s-Lance, Inc. - Senior Director, IR

Thank you, operator. And good morning, everyone. With me today are Carl E. Lee, Junior, President and Chief Executive Officer; as well as Rick Puckett, Executive Vice President and Chief Financial Officer of Snyder’s-Lance Inc.

During today’s call we will discuss our 2016 first-quarter results, as well as our outlook for the balance of 2016. As a reminder, we are webcasting the conference call, including the supporting slide presentation, under the investor relations section of our corporate website at snyderslance.com.

Before we begin, I would like to point out that during today’s presentation management may make forward-looking statements about our Company’s performance. Please refer to the Safe Harbor language included in each of our presentations.

I will now turn the call over to Carl Lee, President and Chief Executive Officer, to begin management’s comments. Carl?

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Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

Thanks, Kevin. Good morning, everyone. We appreciate you joining us today. I will begin my comments with an overview of the quarter, and then review our acquisition of Diamond Foods, plus we will provide an update on our integration plan and goals. Rick will then take you through the quarter in more detail and discuss our 2016 outlook.

As a courtesy, I want you to know we are going to take more time than normal to cover our management comments, so we provide as much information as possible. Let’s get started.

If you will, follow me to slide 5, and we will talk about our first-quarter performance. We delivered solid results in the first quarter, marking a good start to the year. While sales were softer than anticipated, we diligently managed expenses, driving operating margin expansion in order to deliver strong bottom-line results.

Net revenue increased 15% with the one-month contribution of Diamond Foods. Excluding Diamond, net revenues increased slightly by 0.7% with 1.2% volume growth. Lance, Cape Cod, and Late July posted solid revenue growth. However, overall sales declined slightly due to food industry headwinds.

Operating margins expanded 260 basis points. Our margin improvement in the quarter was driven by our SG&A reductions and manufacturing efficiencies, as the Company remained committed to expanding our margins and our Drive for 10 initiative delivered solid results in the quarter. We expect the benefits to continue as we move throughout the year.

Moving forward, considering the addition of Diamond, we are now focused on a comprehensive, integrated, long-term plan to expand margins. This will be driven by synergy achievement and a consolidated, Company-wide focus to reduce costs, improve productivity, and drive accelerated sales growth. Our outlook in 2016 reflects margin expansion over last year, and we expect those trends to continue as we move into 2017 and beyond.

If you will, follow me to slide 6 and we will talk about our legacy Snyder’s-Lance portfolio and brand performance. Looking at brand performance in the quarter, we outperformed the category in four out of five of our legacy core brands. Snyder’s of Hanover -- as we discussed, the pretzel category has been facing some headwinds, and this has impacted our performance. In the quarter, we held market share almost flat for Snyder’s of Hanover as a result of ACV expansion, improved display coverage, and innovation on pretzel pieces. Market share trends have been improving over the recent periods. Our innovation plans are underway to drive brand and category growth, and I will talk about those in a second.

The new Snyder’s of Hanover advertising campaign has been on the air for over five weeks, and immediate response by consumers has been overwhelming. The ad was intended to have an edge to ensure we attract new consumers and break through the advertising clutter to reach our loyal customer base.

Lance sandwich crackers continues to benefit from our brand renovation process we completed last year. We have successfully leveraged this effort in the past to drive brand and category growth. Lance’s improved product formulation, packaging design, innovative new products like our gluten-free sandwich crackers, are driving base business growth. In addition, performance was driven by good DSD execution, promotions, and strong retail velocities. We are seeing good growth across all channels in core and developing markets.

Cape Cod -- we saw solid growth in the quarter for Cape, driven by DSD execution, pricing, strong retail velocities, and new products. Our renovation process, completed in 2014, continues to drive growth. And the brand is performing well as we manage trade spend. Profitability is improving as part of our operating margin expansion plan.

Pretzel Crisps grew share in the quarter due to the retail distribution gains and pricing. Innovation continues to expand this very important category in the deli.

Late July continues to perform well across the better-for-you category. Innovation, new distribution gains, stronger retail execution via DSD, drove brands and category growth. This goes to show the power of our DSD sales team and their ability to execute. We have ample opportunity to leverage our strong consumer loyalty with this growing brand and very favorable positioning in organics and non-GMO.

Follow me to slide 7, and we will talk more about the Snyder’s of Hanover brand renovation. Leveraging our recent success with renovating brands, we are now turning our focus to the pretzel category. Our Snyder’s of Hanover brand continues to be challenged by overall category weakness, and we are focused on the strategic investments to re-accelerate growth. As part of this initiative, we are leveraging recent innovation, providing promotional support, and have launched an integrated marketing and advertising campaign.

We hope by now you have had a chance to see our new Pretzels Baby advertisements. The early results were encouraging as we are generating a very positive social media response from new and loyal consumers. I’m pleased with the early results, and we will look to carry this investment into the second quarter and build momentum through the remainder of 2016.

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Now, one important thing to note is that we are planning to spend more on marketing in Q2 this year than originally expected, based on the early success of our activities, and certainly more than last year. Rick will get into this in a few moments and give you more details.

Follow me to slide 8, and we will about the Diamond brand overview and our strategy. With our recently acquired Diamond Foods brands, our strategy will continue to develop during the integration and we will build on the successful foundation created by the Diamond team. We have built a strong sales and marketing team, leveraging both Snyder’s-Lance and Diamond organizations. We have ensured continuity with key members of Diamond to make sure we are positioned for success.

Our position in Kettle Chips is significantly enhanced with the addition of the Kettle brand and Kettle Chips in the UK, on top of our strong Cape Cod brand. We now have leading brands in the premium chip category, which are very much on trend with consumers. Our near-term approach with Kettle will continue to leverage the better-for-you positioning with a focus on flavors and cooking oil innovation.

Emerald adds a strong brand in the snack nut category, adding another key segment of the snack food industry. We see a significant amount of opportunities to build the Emerald brand as we continue the momentum from recent renovation and focus on distribution gains and retail execution.

We added a leading popcorn brand with the addition of Pop Secret, and our near-term focus is to maintain share in a competitive microwave popcorn category that has been under pressure. We see opportunities to improve performance, and our relationship with Disney is a good example of the strong Pop Secret brand equity among consumers.

Longer-term, we have plans to leverage our learnings from past renovations in the sandwich cracker and Kettle Chip categories in order to re-energize the microwave popcorn category. Research indicates the consumer occasion remains very strong as an at-home sharing event. We just need to ensure we maintain the frequency.

Now let’s turn to slide 9, and we will just focus on the snacking world in general. And then following on to slide 10, we will talk about snacking growth.

As we look ahead to 2016 and beyond, the addition of Diamond Foods gives us a balanced portfolio that is well-positioned to succeed in a growing area of the grocery industry. When we look at the trends over the past five years, the average number of snacks consumed daily is up nearly 20%. And 41% of consumers say that they snack over three times a day. That is up 10 points just since 2011.

It’s certainly a good time to be in snacking, but the industry is quickly evolving as consumers have more and more options to choose from. This presents both challenges and opportunities which we have been taking into account.

Let’s talk about our market share position on slide 11. From a portfolio standpoint, we are operating from a position of strength. We have a unique and differentiated collection of brands. And looking at slide 11, you will see we have a strong market share position across our entire portfolio. We have the number-one pretzel, the number-one sandwich cracker, and the number-one position in Kettle Chips, and all of our categories are in a leadership position. As we continue positioning our brands to succeed in an increasingly competitive marketplace this year, we will focus on balancing our portfolio with a growing number of better-for-you options.

Let’s talk about our product innovation for 2016. Follow me to slide 12. As you look at this slide, you see a snapshot of our 2016 innovation. This year we will be introducing new offerings that broaden our portfolio and improve our competitive positioning. We are very focused on gaining space and retail activation for our new items. This diverse offering allows us to focus on both channel and store locations to build retail distribution.

Slide 13 -- in addition, as snacking trends to move towards better-for-you options, we are well-positioned in the area to capitalize on recent trends. We have a strong offering of products that are enhanced by the acquisition of Diamond Foods. Diamond’s portfolio of better-for-you brands fit perfectly into our strategy to expand and broaden our better-for-you positioning.

You’ll see at the bottom of slide 13 how our mix has continued to shift, and today it’s about 32% of sales. We expect that to grow as we continue to invest and combine best practices from both companies to deliver an enhanced selection. This is a 7-point shift over the last two years, driven organically first, and with the Diamond acquisition second. That’s a successful achievement.

Now, as we talk about our M&A capabilities, and moving on to slide 15, we will talk about our successful history of M&A and also integration and synergy capture. As we discussed previously, the transaction of Diamond is also very compelling from a financial standpoint, as we expect to unlock significant cost savings and cost synergies over the next two years. And we have a successful history of M&A projects and achieving our synergy targets.

For Snyder’s-Lance, DSD integration was unprecedented in the industry. We came in on-time and on-budget, delivering synergies, and exceeded our original expectations. We integrated Snack Factory and Late July on schedule, delivering the results that we had signed up for. We also carved out our private branded business in 2014 over a six-month period, with no interruptions to our branded business.

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The other key point on this page is that we manage our portfolio carefully, ensuring we have the right collection of brands. We have added new brands and divested businesses in the past, and continue to focus on portfolio optimization.

Slide 16 -- confidence in our ability to deliver our Diamond Food goals. Based on our successful track record of integrating businesses, we are confident in our ability to deliver our synergy goals with Diamond Foods. Having owned the business now for two months, we are more confident with our expectations of realizing $75 million in synergies. The initial synergies have already begun, and will build over the next 24 months. We expect to realize savings in the selling and administration, shipping and distribution, and manufacturing and procurement.

As we noted, we plan to invest $10 million of the synergies back into brand building, once we achieve our expectations and achieve our savings. Our goal is to realize 50% of the cost synergy targets in the first 12 months following the close of the transaction. Just to be clear, so the first year’s savings will roll into Q1 2017. As noted, we will be able to achieve our full $75 million in synergies over the next 24 months, and basically finish up by Q1 2018.

Following me to slide 17, we launched our new combined team on day one, as we closed the transaction, bringing in the talented leaders from Diamond into our organization. Those efforts have already begun to yield very tangible results. We’re very proud of all of our team members, who have tackled the integration process while ensuring we deliver exceptional customer service.

In addition, we have enhanced our capabilities by leveraging the best of both organizations. We’ve stepped up our skills and tools to grow our business. Our team is on track to obtain the synergies we planned with the same rigor that we have used in our past M&A projects. Once again, noting the time of the synergies that’s illustrated on the bottom of slide 17 is important.

Now moving to a question we often get around revenue synergies, and we will turn to slide 18. In addition to the targeted cost-saving synergies, we expect to see meaningful revenue synergies, given our broader distribution footprint and complementary channel strengths. We expect our revenue synergies to be in four areas. First, geographically, we are expanding core brands to new markets. Also by channels, leveraging our new portfolio to expand our distribution with key [rate sellers]; as well as categories, using the new product pipeline of both companies to further expand distribution.

And finally, e-commerce, where we extend our scale and presence in this growing channel. We have already had our first win in this regard. As is [strengthened by our diverse] portfolio of better-for-you options has secured incremental placements with a national retailer. Plus we are working on other initiatives with our customers. I hope you can appreciate the sensitive nature of these efforts, considering our competitive industry, and understand that we cannot share more at this time. We will share more information, once the initiatives are fully activated.

Now I would like to turn the call over to Rick, who will provide more details on the quarter, and walk you through our 2016 financial outlook. Rick?

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

Thanks, Carl. And good morning, everyone. Before I review our first-quarter results and discuss our outlook for fiscal 2016, I thought I would take a moment to illustrate how we will categorize revenue with the addition of the Diamond brand within our sales mix.

Looking at page 21, Kettle, Pop Secret, and Emerald are all included in our branded product grouping along with Snyder’s-Lance legacy brands. We will call out Diamond of California brand separately as culinary, given the nature of this brand and its sensitivity to commodity fluctuations. Our core brands will increase to include the Diamond brands.

Partner brands will continue to be grouped as before. These are brands that we distribute in our DSD system for other brand owners. We continue to value these partnerships, as they drive good returns for us and our partners.

The other product grouping will continue to be contract manufacturing primarily, related to the brands that reduce for other brand owners. We believe that this will assist everyone in understanding the mix of our revenue and the growth in margin potential for each. As an example, partner brands will have a margin profile that is similar to other distribution companies which have low single-digit operating margins, while contract and culinary will be closer to mid- to high-single-digit operating margin profiles.

Turn now to slide 22. With the Diamond acquisition, there are some specific financial implications that we need to highlight. First, the Diamond of California culinary brand is more sensitive to commodities than our broader portfolio. Fluctuations in pricing, as we are seeing this year, can have a material impact on the results. Additionally, the acquisition introduces a new exposure to foreign currencies that we have not had before.

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Further, the purchase accounting associated with the acquisition is driving an annual $0.11 to $0.13 per share negative impact on our earnings. This flows through the P&L in the form of incremental depreciation and amortization. 90% of that is amortization. In addition, given that a portion of Kettle sales were distributed by the Snyder’s-Lance distribution system as a partner brand, there is approximately $30 million of intercompany revenue that has been eliminated on an annual basis.

And finally, as a portion of the acquisition was funded with Snyder’s-Lance shares, our share count has increased to approximately 97 million to 98 million diluted shares outstanding. Given that we have two months of lower diluted shares in Q1, the full-year 2016 should be in the range of 93 million to 94 million shares.

Let’s look at the quarter. Turning to slide 23, net revenue increased by $61 million or 15% for the quarter. Excluding the Diamond contribution, as Carl mentioned before, net revenue was up 1.2% in organic volume. However, our planned pricing investments more than offset that volume growth, resulting in a 0.7% dollar decline. Branded volume was actually up 0.8%, also more than offset by the planned promotional investments, resulting in a 1.9% dollar decline, excluding Diamond. Partner brands were slightly negative as well, driven by the additional trade and the lower volumes in our partner brands.

The other category was actually up year-over-year, driven by stronger contract manufacturing sales.

Let’s look at slide 24. Gross margin, while down modestly due to trade spend, reflects improvements in manufacturing performance during the quarter as we drove better efficiencies in [scrap] performance in our larger facilities. Good SG&A cost controls and lower benefits and medical expenses helped secure improved operating margin of 260 basis points. We will be investing additional advertising and promotional dollars in Q2, which will be actually in the $0.11 to $0.12 range higher than Q1. This represents the additional investment into Snyder’s of Hanover that Carl mentioned earlier, as well as a full quarter of Diamond.

Let’s look at slide 25. We grew adjusted EBITDA by 45% in Q1, driven by lower expenses and the Diamond contribution. We also drove EPS increases over prior-year of 47%, from $0.17 to $0.25 per share, excluding special items. Please note the share count changed to 80.8 million shares in Q1 of 2016 versus 71 million in 2015.

On slide 26, what I have shown here is simply a summary of the quarter. Although I’ve spoken to almost everything on the page, I thought I would point out again the progress that we have been making in the SG&A expense, as well as the margin enhancement on operating margins.

Let’s turn to slide 27 for a moment. The balance sheet reflects the addition of Diamond Foods at the end of Q1. There are significant changes to line items that may need additional inputs, which I’m happy to do so, outside this call. In addition, we refinanced all of the Diamond debt and introduced new debt as a result of the acquisition. Our debt leverage was 4.4 at the end of Q1.

We are comfortable with that as it relates to our covenants. We expect that we will continue to see improvements throughout the year as we drive synergies and cash flow from our top-line activities and cost reduction programs.

Exiting 2017, we expect to be at a leverage that is less than 3. We’ve also provided you with a look at the maturity schedule of our debt, after acquisition. We feel confident that we have good structure in place, and we have been pleased with the participation from our banking partners. With the closing of the deal, we immediately refinanced that assumed Diamond debt at investment-grade rates. We also were able to lower our legacy Snyder’s-Lance interest costs as well.

Our trailing 12-month cash flow was $115 million compared to $49 million in 2015, driven by lower capital expenditure as well as better operating cash flow.

Now let’s turn to the guidance on page 28. We are updating our full-year 2016 outlook to reflect the acquisition of the Diamond Foods and our progress during Q1. In addition to our historical practice of providing revenue and EPS forecast, we will also be providing ranges for adjusted EBITDA to help analysts and investors understand the impact of the purchase accounting adjustments on our earnings, which in total is $0.10 to $0.12 per share negative impact just on 2016; and then on an annual basis, $0.11 to $0.13.

Additionally, we will highlight some key modeling assumptions and discuss some specific impacts of the acquisition. For fiscal 2016 we estimate revenue in the range of $2.29 billion to $2.33 billion or a growth of 39% to 41% over fiscal 2015. Our revenue outlook reflects several assumptions including a flat to 2% growth in the Snyder’s-Lance portfolio, led by the branded portfolio with modest declines in partner brands and other revenue. Note that due to the acquisition of Diamond, who will be eliminating approximately $30 million of intercompany revenue, annualized. This was associated with the Kettle distribution as a partner brand within the Snyder’s-Lance DSD system prior to the acquisition.

Our top-line outlook also reflects a significant negative impact to the net price realization at Diamond of California due to the commodity changes, and a $7 million to $10 million negative impact from foreign currency. Net of these impacts and reflecting the 10-month contribution, we are estimating $630 million to $650 million of sales for the Diamond brand in our fiscal 2016 revenue guidance.

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We are estimating 2016 adjusted EBITDA of $310 million to $325 million for fiscal 2016. We are also estimating 2016 EPS, excluding special items, of $1.20 to $1.30. This outlook excludes costs associated with the acquisition and the integration of Diamond Foods. However, this outlook does include a $0.10 to $0.11 per share negative impact in 2016 from the purchase accounting, as previously noted. The EPS outlook reflects earnings accretion from the Diamond Foods acquisition in 2016.

We estimate capital expenditures of $80 million to $85 million, which is the combined Snyder’s-Lance and Diamond contribution. In addition to this outlook, we would like to provide some additional information to aid with forecasting the combined Company.

First, we expect fiscal 2016 gross margins to be in the range of 36% to 37%. It’s important to note that Diamond historically accounted for its shipping and distribution costs, which is approximately 6% of revenue, in the cost of goods sold. Snyder’s-Lance uses the more common practice of accounting for these costs as an SG&A expense. Please keep that in mind as you adjust your models.

We are estimating a fully diluted share count of 93 million to 94 million, as noted previously for 2016; a tax rate in the 34% to 35% range; and net interest expense of approximately $33 million to $35 million.

We would also like to discuss the cadence of earnings and seasonality. Historically, Snyder’s-Lance has posted seasonal strength during the second and third quarters. This changed to some degree with the addition of Snyder’s of Hanover and the Snack Factory acquisition, as there was more holiday activity than before, pushing more earnings into Q4.

With the addition of Diamond seasonality, the timing of synergies, and our stepped-up advertising and trade promotion in the second quarter related to the Snyder’s of Hanover that Carl previously talked about, we anticipate that the fourth quarter will be our strongest quarter in terms of revenue and EPS. Our second quarter will be a lower quarter relatively in terms of net revenue and EPS, consistent with what we just reported in the first quarter. Just to quantify for Q2, our incremental brand investment is about $0.08 to $0.09, not including Diamond.

Finally, our leverage at the end of Q1 was 4.4. Given our forecast for 2016 and cash flow generation, we would anticipate our leverage ratio declining to approximately 3 times or below by the end of fiscal 2017.

Now I would like to turn the call back over to Carl for some final remarks.

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

Thank you, Rick. As you can tell from our comments, we are focused on the integration and execution of our base business. We are more convinced than ever that bringing these three companies together is a good thing for our shareholders. Our team has worked hard to maintain continuity for our consumers and our customers.

We now look forward to taking your questions. Liliana, if you would, please open up the call for Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). Bill Chappell, SunTrust.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Carl, two things -- one, can you maybe give us a little more color on why the revenue was below your expectations in the quarter? Was it more pressure than you had seen in the past from certain retailers, or just overall category softness? And then, in the same vein, when you look at the pretzel category, what gives you confidence that just stepping up marketing and advertising can really reaccelerate growth? Because it seems like the category has been kind of sluggish for a while, and consumers are moving to other better-for-you type products, including your own.

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

First of all, if we talk about just overall headwinds in the industry, a lot of what we are referring to is what you have been hearing from your other food companies that have secured their earnings, and other retailers. What we are seeing is just the general trends in food consumption is a little bit low right now. And so we are seeing that

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across the snacking industry. We are seeing it across basically the entire food industry. So nothing in particular to call out in regards to our category. I think it’s just consumption in general is what we have to take a note of.

And then to your question on pretzels, we’ve got a lot of confidence in Snyder’s of Hanover. It’s been a brand that has grown tremendously over the years. It will continue to grow quite well. The category itself is under pressure right now. And you kind of alluded to it. What we have got to do is make sure that the category stays very relevant and stays top-of-mind for consumers. The category has good consumption rates and good overall performance. What we’ve got to do is just make sure we maintain our frequency.

And so there’s other brands in the category down much more than we are. And what we’ve got to do is just make sure that we promote the category as the category leader, and we also promote our brand. We are seeing some progress over the last couple of IRI reads. I do have confidence that we will continue to show some improvement. And like I said earlier, our advertising campaign is off to a very good start.

So we’ve got some work to do. We’ve got a little bit of heavy lifting. We are going to spend diligently to make sure we support it. And we are going to be very careful and cautious on the way we do it. But we all know that from time to time, a brand or category is going to have a little bit of extra pressure. And that’s basically where we are right now with pretzels in general, and, as a result, our category.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay. And then just switching to the revenue synergies, which you do get plenty of questions on, is there -- I didn’t quite understand. Is the recent win in this year’s guidance? Do you expect more near-term wins? I thought the thought was it was more late this year/early next year before you saw any real revenue synergies.

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

We have got a win already recorded, and basically it just takes us time to activate that and bring it online. So as you know very well, you will get authorization from a retailer maybe today, and it takes maybe four months before it finally rolls into their planograms. So we’ve got some early authorizations, which I’m really excited about because the team has worked really hard to get those going.

And so a little bit of the win I’m talking about is in our late-year guidance. And then we hope to achieve some more and get those secured. And we will build those in over time, but do it cautiously and carefully. But we will have to make sure they are fully activated before we can really talk to you about it in detail.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay, I’ll turn it over. Thanks.

Operator

Brett Hundley, BB&T Capital Markets.

Brett Hundley - BB&T Capital Markets - Analyst

Let me thank you for all the color and clarity this morning. My first question -- I want to follow up on Bill. Pretzels are an important category for you guys. It’s a big product. I think it has historically been a pretty profitable one. And I think you mentioned it in your prepared remarks, Carl; but we really liken pretzels to sandwich crackers. That was a category that had been challenged for a while. It was low growth/no growth. A lot of innovation hadn’t taken place.

And you guys, as a leader, really stepped up, innovated in a number of different regards. And it seems like that brand and that category overall is growing much better today, and is much more profitable today.

And so, A, would you agree with me in that vein? And, B, are they very similar? Is the restructuring or is the support that you are applying to pretzels right now similar to what you did on the cracker side? And can we see potentially a rebound in the same time frame? Are there any learnings, in other words, that we can draw between the two?

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Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

I think that there is a lot of parallels that we can draw. I think, first and foremost, as the leader in sandwich crackers and the leader in pretzels, we really have an obligation, not only for our brand but for our retailers and the entire category. And so we take a long-term view of that. And we are willing to invest. We are willing to do the heavy lifting. We are willing to go through an extended packaging change, like we did on sandwich crackers, to make sure that we provide sustainable growth for the future.

And to your point, this is not the first time we have done it. It originally started back in 2013, and completed in 2014 with Cape Cod, looking at all the consumer attributes as to why they participate with our brand and what drives loyalty. And it worked very well there. We applied the same model to sandwich crackers. We will apply the same model now to pretzels.

We have a lot of confidence with having it rebound very quickly. And as we referred to, you’ve just got to be top-of-mind with consumers in all the categories, because snacking is growing but the options are also growing. And so you’ve just got to be top-of-mind with your consumers. And we expected to achieve the same results with Snyder’s that we’ve achieved on previous brands. It’s just a good core competency that I am very proud of our marketing and sales and manufacturing team for having developed, and now it’s part of our arsenal to continue to build our brands as we go forward.

Brett Hundley - BB&T Capital Markets - Analyst

Thank you, Carl. And then just on the Diamond piece, it’s been a long time since we’ve heard from that company. Diamond revenue performance in the quarter, in Q1, was slightly better than what we were looking for. However, it’s slightly lower than we are looking for, going forward, even after adjusting for the removal of the intercompany revenue that you talked about.

And I was just wondering if you could give us a little bit more color on trends there. It would be helpful to understand what nut pricing at the trade level maybe looked like in Q1, what snack performance is looking like. Is there snack performance that is now within your branded group -- is it kind of similar to what you are seeing with legacy Lance? Just any color you can provide on that, quickly, and then I just have one quick follow-up.

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

Maybe I can set this up with a little walk with our assumptions. As we mentioned, $630 million to $650 million is our guidance. The impact year-over-year on walnut pricing is about $50 million to $60 million negative. In addition, there’s about $8 million to $10 million of FX impact on a negative basis. We’ve reported -- $640 million is kind of the midpoint there. So you annualize that with the adjustments I just mentioned to you, what you get then is a number that is about 1% higher than last year’s reported numbers for Diamond Foods, especially after you take out the eliminations of $30 million.

So with that I’ll let Carl comment on the brands themselves and how they are faring.

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

Thank you, Rick. I hope that answers your question, building the bridge back to where the revenue is that, taking into account some significant changes in pricing on walnuts, and currency and other items. So we will be glad to help everyone with that bridge a little more if they have questions.

But turning to the brands, we clearly continue to see strength in the Kettle franchise in general. The positioning there as a natural, better-for-you chip really does work real well. So we will continue to see growth there. We are seeing some improvements in the UK, as that business continues to rebound a little bit. We will continue to watch that market carefully.

So we are bullish on Kettle. We just want to be very cautious and very careful as we go forward, and make sure that we support that brand in a profitable way, and support the category while we are at it.

Pop Secret -- there’s no surprise the overall category there is under some pressure. We’ve got some good plans with Disney that the Diamond team put in place last fall that we are leveraging, and looking forward to that. We’re also beginning, with the Diamond team and marketing team that came over, who bring some great expertise with them, looking at how maybe we combine their expertise and their knowledge with our renovation process to continue to help the overall category in microwave popcorn, and certainly continue to grab some share there with that brand. The brand has performed well historically. It just needs a little time and attention now.

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And then Emerald -- personally, I’m very excited about Emerald. The innovation and the quality of that brand is just exceptional. The innovation team at Diamond did a phenomenal job, as our team does with Snyder’s and Cape and all of our other brands, really bringing some news to that category. What we’ve got to do now is just focus on our distribution and our retail execution, and continue to get more placements for Diamond and for Emerald.

That just gives you a little bit of walkthrough on the brands. There’s a little bit of work to do there. But I’m confident that, over time, we will do it, and we will achieve the numbers that Rick talked about.

Brett Hundley - BB&T Capital Markets - Analyst

I appreciate that, guys. And then I’ll yield the floor. I just wanted to ask you about something you mentioned in your prepared remarks, Carl, on a long-term margin plan. It sounds new to me, but you guys have announced a couple different things from a cost control standpoint. So I just wanted to get further color on the long-term margin plan. And potentially if you guys can discuss two, three, four years out, where you might hope to have gross margins or, dare I say, where you might want to have operating margins at some point. Any color you can put around that, I would appreciate it. And I’ll yield the floor. Thank you.

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

It’s an important question. I’m glad you brought it up, because we want to make sure we cover this, and begin to provide some information around it. Obviously, what you are alluding to is we had our Drive for 10 initiative with Snyder’s-Lance, a very important initiative that we continue to execute function by function, plant by plant, day in and day out. Okay?

We also have, on top of that, our synergy savings for Diamond and the integration of the company. And so both those programs are going to continue to run down their dedicated path of execution, there’s no doubt about that.

But we really need to begin to evolve because we’re going to have to execute both of those. But what we are talking about really is a longer-term plan to really make sure we are managing costs and we are improving margins. So we’re going to have to begin to change the cadence a little bit, or the terminology from just Drive from 10, or synergies, to just really overall margin expansion.

And you will hear us, long-term, talk about the term, margin expansion. That wraps up the previous projects that we’ve got to deliver. It will also keep us very focused on our overall margins and improvement of our performance long-term. And so you will just hear us really focus on margin expansion as our key theme going forward, to make sure we execute and continue to drive our returns.

Brett Hundley - BB&T Capital Markets - Analyst

Thank you much.

Operator

Amit Sharma, BMO Capital Markets.

Amit Sharma - BMO Capital Markets - Analyst

Rick, a couple of modeling questions for you first. So you are saying the $30 million inter-party comes out of Diamond sales, not your partner brand sales? Is that how we should think about it?

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

That’s the way we’ve done it, yes.

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Amit Sharma - BMO Capital Markets - Analyst

Okay. And the gross margin shift that you talked about, with how Diamond has historically reported shipping -- and Carl, are you going to shift that into how you do it? Or will that continue to remain?

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

No, we will shift it to our methodology, and we have in Q1 already.

Amit Sharma - BMO Capital Markets - Analyst

Got it, okay. And then a couple of questions for you, Carl -- we understand what you are saying about the [category] consumption growth and near-term challenges. But 0% to 2% within your legacy business -- structurally, how should we think about that?

Is this something that you expect to accelerate, maybe not this year or next year, with all the incremental investment and the Snyder’s of Hanover innovation pipeline? When we think about your portfolio structurally, we think about higher growth potential on top line, and 0% to 2% that you are laying out for us, even including the Diamond branded business. Can you talk about that a little bit?

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

I think, first of all, we are cautiously optimistic just about our revenue line in general. What we want to do is take into account everything that we have on our plates today, and what we’re seeing with some of the category trends and what we are seeing with basically retailer trends. So we just want to be careful and guarded in making sure that we plan and deliver for the 2016.

I think longer-term, though -- you have seen the shift that we have been able to do with our better-for-you portfolio. And that was driven organically, first of all; and then, second, through Diamond. Our brands and our categories are very much on trend. We like premium, differentiated, midsized categories that we think is really what’s going to provide value in snacking in general as we go forward.

So, while we need to be a little bit careful and optimistic at the same time with 2016, we still are positioned extremely well within the snacking area; and not only with our categories, but with our potential expansion from a distribution standpoint, the new items standpoint, the geography that we talked about earlier. There’s multiple ways for us to continue to expand and continue to grow our top line, and do it in a very profitable way.

Amit Sharma - BMO Capital Markets - Analyst

So 0% to 2% is for 2016, but structurally you feel like over the longer-term, you should be able to grow your vendor portfolio much higher than that. Is that fair?

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

Yes.

Amit Sharma - BMO Capital Markets - Analyst

Okay. And then -- I’m sorry?

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

That’s very fair.

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Amit Sharma - BMO Capital Markets - Analyst

Okay, cool. Thanks. The other one was on operating margins, and not necessarily looking at it from the cost side. But I wanted to approach it from a leverage point of view. As the sales growth picks up and as you invest more money behind these, can you just lay out for us what’s the operating leverage in the model, especially given your distribution? How should we think about the operating leverage opportunities that are available as sales growth picks up in 2017 or 2018?

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

I would say a couple things to that. One is, as Carl mentioned before, we spent a lot of time combining the selling function for both companies. And we believe we have strengthened the entire salesforce as a result of that. Absolutely, leveraging that part, particularly on the direct distribution side, will have very good leverage opportunities for us, and operating margin.

In addition, the Diamond brands really are not going to push a lot of leverage benefit in the DSD system; although there will be, certainly, some incremental revenue synergies and some other things across channels. I would not expect a big number coming from improvement in operating income from that leverage.

But certainly, in our plants, as we think about producing things in plants that are not fully utilized today, whether it be Kettle Chips on the West Coast, whether it be Cape Cod on the West Coast, or Kettle on the East Coast -- those are all very good, positive things for operating margin and are, in fact, included in our synergy estimates.

So those kinds of things will leverage the Diamond brands, and our ability to increase revenue will totally be beneficial there. So not only that, but on the distribution and logistics side, there is quite a few expectations there as it relates to synergies, driven by the incremental volume that Diamond brands can bring in.

Amit Sharma - BMO Capital Markets - Analyst

And just last one from me, Rick -- so you said DSD margins may not benefit that much. Is that because you are assuming that Kettle will keep its existing outside distribution, and will not switch that over to Lance? Is that what you are referring or signaling?

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

Yes. I think the incremental revenue synergies that we can get on the Kettle brand, as an example, will be driven largely by DSD. But we will still maintain distribution lanes that we already have on Kettle in other channels.

Amit Sharma - BMO Capital Markets - Analyst

Okay, I’ll follow up (inaudible). Thank you.

Operator

Akshay Jagdale, Jefferies.

Akshay Jagdale - Jefferies LLC - Analyst

First off, I really applaud you for the increased disclosure. So my first question is related to that. Can you, Carl and the team, just talk a little bit about the changes you have made to get to this stage, in terms of the increased disclosure? And more importantly, has there been a change internally in terms of how you are setting expectations, basically, in terms of your guidance process?

So can you just give us some sense of the process changes that have been made, maybe some tools that have been added? Because certainly the outcome, at least on today’s earnings call, is a significant increase in the disclosure, which is appreciated. So maybe you can give us some color on that.

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

We will. I think that, without going into a lot of details, because I just want to be careful, I think the best proof is what you are seeing today. I think that -- as we are trying to make sure that we are responding to questions that we have been getting, and comments we have been getting, I think you are clearly seeing a signal that we

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are providing more information; we are going a little deeper in our categories; we are going a little deeper in our brands. And obviously, we are providing a lot more guidance.

We have tightened up significantly the way we do our forecasting and our planning, with some great resources and some talented teams dedicated to that. So we stepped up our efforts there. I think we have also stepped up our efforts just in continuously planning to make sure we are careful, as well, because you just can’t predict everything that’s going to happen today in categories and retailers.

And then, finally, we have been much more careful with the forecasting and planning, rolling that into the communications that we are going to continue to share with the Street. So we’re trying to be very prudent here, and make sure that we are very careful.

Rick, do you want to add anything?

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

Just a couple of things. Our business has become more complex. Right? There’s quite a few more moving parts than were there before. So the disclosures that we’ve shared with you today are important, we believe, elements in really understanding our business going forward.

And to Carl’s point, we are taking a more prudent external financial communications perspective as it relates to guidance, as it relates to just making sure that everyone understands the impact of things like purchase price accounting. That’s why we are sharing an EBITDA forecast for you that we’ve never done before.

We understand the concerns over our debt leverage, so we are sharing more information on that than we’ve ever shared before. Even though our effective interest rate is about 2.5% in Q1, that is all information, I think, that’s very important to understanding the business.

So as Carl said, we’ve listened to the comments from all of you guys, and we’ve tried to incorporate that in our communication.

Akshay Jagdale - Jefferies LLC - Analyst

That’s helpful. And can you -- just going to one of the earlier questions, and looking at the slide where you break down your revenues by the various pieces -- I wanted to focus on more broader, long-term growth. Can you remind me again what you think, with the current portfolio, your long-term revenue algorithm can be?

And, more importantly, maybe just talk to the core brands and what they can grow at. Because you have 70% of your revenues now coming from branded. I estimate 55% of your sales are from core brands which are in, as you call it, healthy snacking, which is growing, at least in the measured channels, close to double digits.

So you have these core brands that you are supporting. I think it’s the right call to support those brands. But what kind of growth should we expect long-term from those core brands? I think at one point you had guided to, a couple years ago, I think, 4% or 5% growth in that core branded sales. But just help us understand, long-term, what the growth algorithm is for the branded business, and mainly the core branded business.

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

Thanks for the question. I think that -- let’s answer it a couple ways. Number one, thanks for just recognizing how we’ve had to evolve as a Company. We’ve had to make sure that we build our portfolio over time. We have to deal with some transitions, like we did with private brands. There’s a lot of moving parts here to really build a quality snack food company focused on the positioning that we want to have with our core brands. And so it just takes some time to get there. We are making very good progress.

I think that we have been prudent about our forecast this year on revenue, to take into account everything that we are up right now. But before this year, we were guiding towards 3% to 5% long-term revenue growth. That’s still the goal. And we think that that’s what we will continue to shoot for. And we have the momentum and the brands to do it.

We have opportunities, as we talked about earlier, with revenue synergies. We have good, strong brands in good categories that will continue to grow. We feel comfortable, longer-term, that we will return to the targets we had set previously; and that 3% to 5% overall corporate growth, led by our core brands, is where we want to be.

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Akshay Jagdale - Jefferies LLC - Analyst

And to add to that, with this acquisition, obviously you have now established yourself, if you hadn’t before, as clearly the number-two snacking company, maybe the number-one healthy snacking company. But shouldn’t we consider you the most natural buyer or consolidator of assets in this pretty fragmented snacking segment in the US?

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

I think that’s a correct statement on your part. I think that that’s one that we have been honoring up until now; very carefully selecting just a few brands to acquire that we think will really build platforms, versus just add brands to our portfolio. Diamond clearly creates a lot of platform opportunities in addition to the brands we have picked up. And through our partner brand distribution, we have some inside looks at how other brands are performing, and maybe their potential.

So we are going to continue to partner with everyone in the category, and partner with our retailers. And we are going to continue to look for ways to expand organically first, and then add through M&A projects second.

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

I would add to that that we now have a new platform, if you will, that we did not have before, to even look in the European market place for that kind of growth. And as you may remember, Diamond actually announced the acquisition of part of Metcalfe Skinny Pop in the UK, in January.

This is a great foundation as we think about building out a snack business in the European marketplace, and also having a foundation for even more international growth because of the significantly talented group of people that are in the UK. And it’s a great platform that we’ve not had before that we can now use to continue to grow our top line in a good way.

Akshay Jagdale - Jefferies LLC - Analyst

Okay, and just one last one -- on the core Diamond business that you are acquiring, I think you mentioned if you adjust for FX and other issues, that their core revenue is growing 1%. Did I hear that correctly? And does that include or exclude this price reduction on the culinary side?

What I’m really trying to get at is there’s this concern that the brands you are buying aren’t performing as well, because from the time that acquisition was announced, there’s some distractions on the execution side of that branded portfolio.

So can you just give us a sense as to the core brands -- so Kettle, Emerald and Pop Secret? What is their growth profile, organic growth profile right now this quarter? Or any recent trends would be greatly appreciated. Thanks, and I’ll pass it on.

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

So what I went through with the prepared remarks is a sort of a reconciliation, or in the QA or a question a few minutes ago, of the revenue in Diamond Foods relative to last year. And if you put everything on the equal basis, same walnut pricing, same FX and so on, you get about a 1% increase year-over-year is our expectation relative to the Diamond brands.

Now, to your point, that varies across each brand. But Carl mentioned a few minutes ago that the UK on the Kettle side is starting to show some good progress relative to what they had experienced over the last 12 to 18 months. So they built a strong team over there, particularly strengthening the selling organization there as well. And, therefore, we expect some good growth from the UK this year that might not have been there last year.

So that’s one of the difference makers. They are facing the same headwinds in the US that we are facing. Those brands are -- the same customer constraints and some other things that we are facing. So we factored that into our thoughts and our estimates.

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

And just to add to Rick’s comments, I think the growth rate you mentioned really is after the reset on the culinary nuts, taking into account the price drop. And then reflecting that lower commodity cost all the way through to the retail shelf, that’s going to have to be taken into account. I mentioned earlier I’m excited about Pop

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Secret, really like center-of-the-store snacking. And I think with our skill sets, we’re going to be able to take that as an opportunity to build that brand, and maybe look at others. But that that one is going to be under some pressure for a while. And we will make sure we work on that one.

Emerald -- I mentioned the upside that we see there. And then Kettle continues to perform well. So we’ve got a little bit of work on our hands, as we do with some of our own brands. And we will make sure we get that done. But we see some good long-term potential in these brands.

Akshay Jagdale - Jefferies LLC - Analyst

Yes. But just to be specific, I’m just trying to get a sense of current trends in Kettle, Pop Secret and Emerald. So maybe you can talk about like, is the -- those brands in the US, are they growing 3% to 5%? Are they flat? Just on an organic basis, what are the current trends? We obviously track them in Nielsen IRI, and the Kettle brand is doing pretty well. But can you give us some sense as to how those brands, maybe in the US, are doing, in aggregate?

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

I think a lot of it is going to be what you just referred to. And that is what is going on with the Nielsen numbers or the IRI numbers. We are seeing some stable growth on Kettle. I think we’re obviously seeing that Pop Secret is currently down, but there’s an opportunity to turn it around.

And Emerald, as we continue to overlap some previous distribution, that we continue to exit -- to improve the portfolio there -- it will be down for the short term. But longer-term, we will be fine. And DoC, or Diamond of California, we all know what’s going on there.

Akshay Jagdale - Jefferies LLC - Analyst

Okay, thank you.

Operator

Michael Gallo, CL King.

Michael Gallo - CL King & Associates - Analyst

I just wanted to ask a bigger-picture question with regard to Snyder’s of Hanover. It seems the category has gotten a lot more crowded, a lot more just snack choices; and a lot of small, new brands, some of which you have as well, that have, seemingly, pretty good distribution. It seems to be a crowding-out factor. So I was wondering if you think, longer-term, you might have to put more promotional support behind the Snyder’s of Hanover brand, and how you help Snyder’s cut through what seems to be a very noisy category relative to what it used to be. Thanks.

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

Thanks for the comments. I think, going back to what we talked about earlier, with just our renovation process, that’s what is going to be critical for that brand in the category. What we’re seeing just overall is the frequency of the purchases across the entire category just needs a little bit of help and support, something similar to what we saw with sandwich crackers when we were making some adjustments there, and working our way through the renovation process. So it really dates back to being the very first better-for-you snack. And being a baked snack versus a fried is still very good positioning with the consumers to continue to grow as a category.

There has been a little bit of additional players in there, albeit very small and very early. But we really see just the category still having potential. And we welcome the innovation that others bring, because the more attention the category gets, the better off we are all going to be. And as the category leader, having others come alongside of us, and invest in innovation or invest in marketing, just helps the category, and we will benefit from that as well.

So what we are seeing, I think, is indeed just temporary. And the advertising program we’ve got is responding even better than what I had originally expected. It’s got a little bit more of an edge to it, but that was by design. So we really attract some new consumers, and that is what we have got to do is just continue working on purchase frequency. But all the other fundamentals of the category, and especially our brand, are in very good shape.

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Michael Gallo - CL King & Associates - Analyst

Okay, great. And then a follow-up for Rick -- the purchase accounting charges: are those all going to be, or almost all, on the gross margin line, and will you break those out quarterly?

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

Actually, 90% of that, Michael, is actually amortization rather than depreciation. So it’s probably going to fall back into the SG&A more so than the gross margin line.

Michael Gallo - CL King & Associates - Analyst

Okay. And you will break that out quarterly, so we can see what it was?

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

We hadn’t planned on it. We’ll give that some thought.

Michael Gallo - CL King & Associates - Analyst

Okay, thank you.

Operator

Mario Contreras, Deutsche Bank.

Mario Contreras - Deutsche Bank - Analyst

I wanted to ask -- what are the expectations around Diamond cost synergy achievement for this year? I know you mentioned half coming through by 1Q 2017. But I wanted to understand what was factored into 2016 guidance, and then what’s the phasing of those cost synergies over the course of this year?

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

So what we have said is that we would expect to achieve half the synergies in the first 12 months. Having closed at the end of February of this first quarter, that takes you on a calendar basis into 2017 before we achieve that 50%. And that’s actually a realization to the P&L that we are talking about in that first 12 months.

So the cadence of that is as you might expect. It comes from activities. And the activity cannot be put into place or into motion until such time as you close the deal, which, again, is March 1 time frame.

So the cadence is definitely we have achieved some already in Q1, in the first month, because those are largely SG&A kinds of savings. Although not material, they are significant in that it starts the process. So therefore, as you go through the rest of the year -- and this is, again, one of the reasons why our Q4 number will be a bit higher -- is that we will start to show significant synergy savings in Q4 -- a little bit in Q3, a little less in Q2. And then going into Q1 through Q4 of 2017, you will get full amount.

Mario Contreras - Deutsche Bank - Analyst

Okay, thanks for that. And then one other question: you mentioned some negative impact on Diamond sales contribution from the lower commodity cost. But it’s the impact on EBITDA? Are prices falling more than your input costs?

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Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

We have been able to -- we have learned a lot as we have introduced ourselves to the walnut business. And we’ve learned a lot in a very short time frame. And we’ve had the support the previous people that were in Diamond managing that, and we still do, going forward. So we are really happy that we haven’t disrupted any of that knowledge, as well as activity in the marketplace.

So we are responding as we would normally respond to price declines in the commodity piece of that; looking at competitors, as well as our own mix to, be sure that we are responding in the right way, as quickly as possible. So we believe that certainly our guidance does not anticipate any significant declines or impacts to our EBIT margins.

Mario Contreras - Deutsche Bank - Analyst

Okay. And then just one last one for me -- can you quantify the EPS contribution for Diamond in 2016 as part of the update to your guidance?

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

We don’t break that out. But we have stated, and still believe, that it’s going to be accretive for 2016, in spite of the purchase price accounting, even netting that out with the synergies. It will still be accretive with the addition of the brands and the contribution that they make.

Mario Contreras - Deutsche Bank - Analyst

Okay, thank you very much.

Operator

(Operator Instructions). Eric Gottlieb, DA Davidson.

Matt Errico - DA Davidson & Co. - Analyst

It’s Matt Errico filling in for Eric. Could we talk about -- I’m not sure if you guys said already what the percentage of COGS is for walnuts.

Rick Puckett - Snyder’s-Lance, Inc. - EVP, CFO, and Chief Administrative Officer

No, we would not go to that level in our shared comments.

Matt Errico - DA Davidson & Co. - Analyst

Okay, great. And then how does the current sales for Diamond match previous internal projections that you guys had?

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

I think we would say that, like our own legacy Snyder’s-Lance sales, they have been pressured by the conditions that are in the marketplace. So even though slightly lower, they are not materially out of line.

Matt Errico - DA Davidson & Co. - Analyst

Okay, great. Thanks, I’ll pass it on.

Operator

I am showing no further questions at this time.

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I’d now like to turn the call back over to Carl Lee for any closing remarks.

Carl Lee - Snyder’s-Lance, Inc. - President, CEO, and Director

Thank you, Liliana; appreciate your help, as well, as you have helped us with this conference call. I just want to thank everybody who has been on the call this morning. And we thank you for the questions that have been asked, and for the support that we are getting from our analysts as you have made sure that we are providing some information that is very important for you in the modeling and the things you are doing.

So thanks to everybody on the call. Thanks for the ongoing support of our investors. We are very enthusiastic and excited about the long-term potential of our Company. We need to be prudent in the short-term to make sure that we are communicating properly, externally. But we are still very optimistic long-term about the future of our organization.

It is really an honor and a blessing for me to serve the great people that are part of this Company, day in and day out. I’m very, very proud of our Snyder’s-Lance associates who have worked here for a long time, and have done an incredible job building our brands and serving our customers and our consumers.

I’m also excited about the Diamond team that has joined us, and the talent and expertise that they bring in. And when you combine those two teams, we really have a much stronger, much more capable, much more energized and focused organization. And probably the thing that I’m most proud of is, having a chance to serve this Company, is that our team has really come together.

This really is the new Snyder’s-Lance team. And we have been able to unite the organization very quickly. And we have been able to bring a more talented team together, and we are all very focused, as one, against delivering our potential and living up to the opportunity that we have been blessed to have.

So again, thank you very much. And I want to just communicate the enthusiasm we have for the long-term as we carefully manage the short-term, and wish everybody a good afternoon and a good day. Thank you very much.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude today’s program. You may now disconnect. Everyone have a great day.

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